            As filed with the Securities and Exchange Commission on May 8, 1996
                                                   Registration No. 333-________

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933
                               QUANTUM CORPORATION

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                                       94-2665054
(STATE OR OTHER JURISDICTION OF          (I.R.S. EMPLOYER IDENTIFICATION NO.)
 INCORPORATION OR ORGANIZATION)

                             500 McCarthy Boulevard
                           Milpitas, California 95035

                                 (408) 894-4000

    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                Michael A. Brown
                                President and CEO
                             500 McCarthy Boulevard
                           Milpitas, California 95035
                                 (408) 894-4000

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                                   Copies to:
      Steven E. Bochner, Esq.                        Andrew Kryder, Esq.
  Wilson Sonsini Goodrich & Rosati                 Vice President, Finance
      Professional Corporation                  and Corporate General Counsel
         650 Page Mill Road                         500 McCarthy Boulevard
  Palo Alto, California 94304-1050                Milpitas, California 95035

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC UNDER THIS
    REGISTRATION STATEMENT: as soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ----------------------

                         CALCULATION OF REGISTRATION FEE

                                                          PROPOSED MAXIMUM         PROPOSED MAXIMUM
    TITLE OF SECURITIES              AMOUNT TO BE          OFFERING PRICE         AGGREGATE OFFERING        AMOUNT OF
     TO BE REGISTERED                REGISTERED(1)          PER SHARE(2)               PRICE(2)          REGISTRATION FEE
- -------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value        10,813,172               $22.32                $241,350,000           $83,224.14
- -------------------------------------------------------------------------------------------------------------------------

(1) The 10,813,172 shares to be registered are issuable upon conversion of the Company's outstanding 5% Convertible Subordinated Notes due 2003 (the "Notes"). The Company is also registering such indeterminate number of additional shares of Common Stock as may become issuable pursuant to the anti-dilution adjustments of the Notes.

(2) Computed in accordance with Rule 457 under the Securities Act of 1933 solely for purposes of calculating the registration fee.

                            ----------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any State.

                   SUBJECT TO COMPLETION, DATED MAY 8, 1996

PROSPECTUS

                               QUANTUM CORPORATION

                         10,813,172 shares Common Stock

                    ---------------------------------------

      The shares of Common Stock, $0.01 par value ("Common Stock"), of Quantum Corporation, a Delaware corporation ("Quantum" or the "Company"), offered hereby (the "Shares") may be sold by or for the account of certain prospective stockholders of the Company described herein (the "Selling Stockholders") from time to time in transactions in the over-the-counter market or otherwise at the prevailing market prices at the time of sale. The Shares are issuable upon conversion of the Company's outstanding 5% Convertible Subordinated Notes due 2003 (the "Notes"). The Company sold Notes with an aggregate principal amount of $241,350,000 to the Selling Stockholders under the terms of an Indenture, dated February 15, 1996, between the Company and LaSalle National Bank (the "Indenture") in a private transaction (the "Note Offering") exempt from the registration requirements of the Securities Act of 1933, as amended, (the "Securities Act").

      The Company will receive no part of the proceeds from the sales made hereunder. All expenses of registration incurred in connection with this offering shall be borne by the Company but all selling expenses incurred by the Selling Stockholders shall be borne by such Selling Stockholders. The Company and the Selling Stockholders have agreed to indemnify each other against certain liabilities arising under the Securities Act. See "Selling Stockholders and Plan of Distribution."

      The Common Stock of the Company is traded on the Nasdaq National Market under the symbol QNTM.

      SEE "RISK FACTORS" ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

      The Selling Stockholders and any brokers participating in such sales may be deemed underwriters within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act. See "Selling Stockholders and Plan of Distribution."


                    ---------------------------------------


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                  COMMISSION OR ANY STATE SECURITIES COMMISSION
                  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                    ---------------------------------------

                   The date of this Prospectus is May 8, 1996

      NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THE SHARES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              AVAILABLE INFORMATION

      The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices of the
Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information concerning the Company may be inspected at the office of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. The Common Stock of the Company is quoted on the Nasdaq National Market.

      The Company has filed with the Commission a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-3 under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements made in this Prospectus as to the contents of any document referred to are not necessarily complete. With respect to each such document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents have been filed with the Commission and are incorporated herein by reference:

      (a) The Company's Proxy Statement for its 1995 Annual Meeting of Stockholders;

      (b) The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1995;

      (c) The Company's Quarterly Reports on Form 10-Q for the three months ended July 2, 1995, October 1, 1995, and December 31, 1995;

      (d)    The Company's Current Report on Form 8-K filed February 8, 1996;

      (e)    The Company's Current Report on Form 8-K filed March 22, 1996;

      (f)    The Company's Current Report on Form 8-K filed May 8, 1996;

      (g) The Company's Registration Statement on Form 8-A filed on August 1, 1983, as may be amended from time to time, relating to the description of the Company's Common Stock; and

      (h) The Company's Registration Statement on Form 8-A filed on August 15, 1988 relating to the Company's Preferred Share purchase rights.

      All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement and any statement contained herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in any subsequently filed document which is deemed to be incorporated by reference modifies or supersedes such statement.

      The Company will provide without charge to such person to whom this Prospectus is delivered, upon the request of such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to Investor Relations, Quantum Corporation, at the Company's executive offices located at 500 McCarthy Boulevard, Milpitas, California 95035, telephone (408) 894-4000.

                                   THE COMPANY

      Quantum Corporation ("Quantum" or the "Company") is a leader in designing, developing and marketing mass storage products, including high-performance, high quality hard disk drives, solid state disk drives, recording heads and tape drives. The Company combines its engineering and design expertise with the high volume hard disk drive manufacturing capabilities of its exclusive manufacturing partner, Matsushita Kotobuki Electronics Industries, Ltd. ("MKE") of Japan, to produce high quality hard disk drives designed to meet the storage requirements of workstations, servers, disk arrays, entry-level to high-end desktop personal computers ("PCs") and minicomputers. The Company relies on MKE's state-of-the-art, highly automated manufacturing process which emphasizes consistency and repeatability. The Company believes that its manufacturing strategy gives it a competitive advantage in product quality, time to volume production and lower capital requirements. The Company's customers include leading original equipment manufacturers ("OEMs") such as Acer, Apple, Compaq, Dell, Digital, Hewlett-Packard, IBM, NEC, Silicon Graphics and Sun Microsystems.

      The Company was incorporated in February 1980 and reincorporated as a Delaware corporation in 1987. The Company's executive offices are located at 500 McCarthy Boulevard, Milpitas, California 95035.

                                 RISK FACTORS

      This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of certain of the risk factors set forth below and elsewhere in this Prospectus. In addition to the other information contained and incorporated by reference in this Prospectus the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Shares offered hereby:

      Fluctuation in Results of Operations. The Company's results of operations are subject to fluctuations from period to period. In this regard, the demand for the Company's hard disk drive products depends on the demand for the computer systems manufactured by its customers, which is affected by computer system product cycles and by prevailing economic conditions. Growth in demand for computer systems, especially in the PC market segment, where the Company derives a significant amount of its disk drive sales, has historically been subject to significant fluctuations. Such fluctuations in end user demand have in the past, and may in the future, result in the deferral or cancellation of orders for the Company's products. A slowdown in demand for PCs would have a material adverse effect on the Company's results of operations. During 1995, there was significant growth in the demand for PCs, a portion of which represented sales of PCs for use in the home. Although many analysts forecast continued strong growth in personal computer sales during 1996, such growth is expected to be at a slower rate than the rate experienced during 1995. Based on the foregoing, the Company could experience a decrease in demand for its products in the near future. Any such slowdown in demand would have a material adverse effect on the Company. The hard disk drive industry has also been subject, from time to time, to seasonal fluctuations in demand, with relatively flat demand in the quarter ending September 30 as compared to the quarter ending June 30 and increasing demand throughout the quarters ending December 31 and March 31. The Company's shipments tend to be highest in the third month of each quarter and failure by the Company to complete shipments in the final month could adversely affect the Company's operating results for the quarter.

      The market for hard disk drives is characterized by intense competition and short product life cycles, and such factors typically result in a need to lower prices and introduce new, more cost-effective products in a timely manner. In this regard, the Company intends to introduce important new products during 1996, and there can be no assurance that it will be successful in this regard. If this does not occur, the Company would be materially and adversely affected. The hard disk drive industry also tends to experience periods of excess product inventory and intense price competition. If price competition intensifies, the Company may be forced to lower prices further than expected, which could adversely affect its sales and gross margin.

      Transition of High-Capacity Manufacturing Operations to MKE. Since the Company's acquisition of Digital's high-capacity disk drive operations in late 1994, the Company has experienced significant difficulties integrating these operations into its high-capacity business. These difficulties have included problems involving both the development and manufacturing of its high-capacity products and have resulted in, among other things, significant delays in meeting the qualification standards imposed by certain major customers of the Company's high-capacity disk drive products. In January 1996, the Company decided to transition its high-capacity disk drive product manufacturing to MKE, and, as a result, incurred a related non-recurring charge of $209 million in the Company's fiscal quarter ended March 31, 1996. Actual results, however, with regards to the restructuring charge could vary in the event demand for the Company's current high-capacity products declines faster than expected, resulting in excess inventory, or in the event the Company experiences unanticipated problems or incurs greater than expected costs in connection with the closure of its high-capacity manufacturing operations.

      The Company's transition of its high-capacity manufacturing operations to MKE entails several risks, and there can be no assurance that the Company's efforts in this regard will be successful. This transition will require close and continuous collaboration between the Company and MKE in all phases of design, engineering and production of its high-capacity products. Although the Company has had a continuous manufacturing relationship with MKE since 1984, the Company's high-capacity products are more complex to manufacture than its desktop products. MKE has not previously manufactured any significant amount of the Company's high-capacity products and there can be no assurance that the Company's previous difficulties with its high-capacity products will be resolved or that new problems will not arise as a result of the transition of this manufacturing to MKE. Any failure of the Company to successfully manage this transition would have a material adverse effect on the Company's business, financial condition and results of operations.

      In addition, the Company's high-capacity manufacturing transition requires the successful introduction of two new products during 1996. These products are still in development and have not been released to customers for evaluation. The Company's product development efforts entail a number of risks, and there can be no assurance that the Company will be successful in these efforts.

      Dependence on MKE Relationship. The Company is dependent upon MKE for the manufacture of its disk drive products. During fiscal 1995 and fiscal 1996, approximately 80% and 75%, respectively, of the Company's sales were derived from products manufactured by MKE. In January 1996, the Company announced that it will transition the manufacturing of its high-capacity hard disk drive products to MKE. The Company and MKE have agreed that, following this transition, MKE will have the exclusive right to manufacture all of the Company's hard disk drive products.

      The Company's relationship with MKE is critical to the Company's business and financial performance. The Company's dependence on MKE entails, among others, the following principal risks:

              Quality and Delivery. The Company relies on MKE's ability to bring new products rapidly to volume production at low cost, to meet the Company's stringent quality requirements and to respond quickly to changing order dates from the Company. This requires, among other things, close and continuous collaboration between the Company and MKE in all phases of design, engineering and production. In this respect, the Company's high-capacity product development teams have had limited or no prior experience working with MKE. The Company's business and financial results would be adversely affected if products manufactured by MKE fail to satisfy the Company's quality requirements or if MKE is unable to meet the Company's delivery commitments. In the event MKE is unable to satisfy Quantum's production requirements, the Company would not have an alternative high volume manufacturing source to meet such demand without substantial delay and disruption to the Company's operations. As a result, the Company would be materially adversely affected.

              Extension of relationship. The Company's relationship with MKE, which has been continuous since 1984, is currently governed by a master agreement that, unless extended, will expire in December 1997. This agreement was recently amended to include the manufacture of the Company's high-capacity hard disk drive products by MKE. The failure of the parties to extend their relationship, or the extension of the relationship on terms unfavorable to the Company, could have a material adverse effect on the Company.

              Volume and Pricing. MKE's production schedule is based on the Company's forecasts of its product purchase requirements, and the Company has only limited rights to modify short-term purchase orders issued to MKE. The failure of the Company to accurately forecast its requirements could lead to inventory shortages or surpluses which could adversely affect results of operations. In addition, the Company renegotiates pricing arrangements with MKE on a periodic basis. Failure to reach agreements reasonable to the Company with regard to pricing would materially affect the Company.

              Manufacturing Capacity and Capital Commitment. The Company believes that MKE's current and committed manufacturing capacity should be adequate to meet the Company's requirements at least through the end of calendar 1996. The Company's future growth will require, however, that MKE continue to devote substantial financial resources to property, plant and equipment and working capital to support manufacture of the Company's products, as to which there can be no assurance. In the event that MKE is unable or unwilling to meet the Company's manufacturing requirements, there can be no assurance that the Company would be able to obtain an alternate source of supply in a timely manner or at all, and any such failure would have a material adverse effect on the Company.

              Foreign Manufacturing. Pursuant to its MKE relationship, all of the Company's hard disk drive products will be manufactured by MKE in Japan, Singapore and Ireland. As a result, the Company is subject to certain risks associated with contracting with foreign manufacturers, including obtaining requisite governmental permits and approvals, currency exchange fluctuations, currency restrictions, political instability, labor problems, trade restrictions and changes in tariff and freight rates.

      Dependence on Suppliers of Components and Sub-Assemblies; Component Shortages. The Company and its manufacturing partner, MKE, are dependent upon suppliers for components and sub-assemblies, including recording heads, media and integrated circuits, which are essential to the manufacture of the Company's products. In connection with certain products, the Company qualifies only a single source for certain components and sub-assemblies, which can magnify the risk of shortages. Component shortages have in the past constrained the Company's sales growth. If such shortages occur, or if the Company experiences quality problems with component suppliers, shipments of products could be significantly delayed or costs significantly increased, which would have a material adverse effect on the Company's results of operations. The Company believes that the industry will periodically experience component shortages, and there can be no assurance that these issues will not adversely affect the Company's operating results.

      New Product Development. Quantum operates in an industry characterized by increasingly rapid technological changes and short product life cycles. For these and other reasons, including competitive pressures, gross margins on specific products can decrease rapidly and any delay in introduction of more advanced and more cost-effective products can result in significantly lower sales and gross margins. The Company's future is therefore dependent on its ability to develop new products, to successfully introduce these products to the market on a timely basis and to commence volume production to meet customer demands. In this regard, the Company expects that sales of new products will account for a significant portion of fiscal 1997 sales and that sales of older products will decline. For example, the Company expects sales from its current high-capacity products, presently manufactured by the Company in Milpitas, California and Penang, Malaysia, to decline substantially in the first half of fiscal 1997, as the Company transitions customers to new high-capacity products to be manufactured by MKE. The Company's new high-capacity products, currently under development, are expected to achieve volume production and contribute to sales in the latter half of fiscal 1997. The Company's inability to successfully manage this transition could have a material adverse effect on the Company.

      The Company is also currently engaged in a substantial effort to advance the development of its MR recording heads. MR head technology, which provides higher capacity per disk than conventional thin film heads, is widely expected in the industry to replace thin film heads as the leading recording head technology. Although MR recording heads comprised a relatively small portion of the recording head market demand for the entire industry in 1995, the Company expects them to comprise approximately one-half of the market demand by 1998. The Company believes that by establishing its own supply of MR heads it can lower the risk of supply shortages of MR heads that may occur in the future and can create cost advantages for its overall business. However, MR technology is relatively complex, and as is typical of new head technology, manufacturing yields begin at relatively low levels and increase throughout the product life of the recording head. While the Company has increased production yields in its MR recording heads in the past, several of the Company's important new disk drive products which are scheduled to commence volume production during fiscal 1997 are dependent on new MR recording heads currently under development. Increases in the current levels of production yields for those new MR heads will be required for the Company to meet its manufacturing objectives for these new disk drive products. In the event that yields do not improve, there are limited alternative sources of supply for MR recording heads, and there can be no assurance that the Company will be able to locate and obtain adequate supply from such alternative sources. In such event, the Company will be materially adversely affected.

      There can be no assurance that the Company will be successful in the development and marketing of these and other new products and components that respond to technological change or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products and components, or that the Company's new products and components will adequately meet the requirements of the marketplace and achieve market acceptance. In addition, technological advances in magnetic, optical or other technologies, or the development of new technologies, could result in the introduction of competitive products with superior performance to and substantially lower prices than the Company's products. Further, the Company's new products and components are subject to significant technical risks. If the Company experiences delays in the commencement of commercial shipments of new products or components, the Company could experience delays or loss of product sales. If the Company is unable, for technological or other reasons, to develop and introduce new products in a timely manner in response to changing market conditions or customer requirements, the Company's business, operating results and financial condition would be materially adversely affected.

      Customer Concentration. As is typical in the disk drive industry, the Company's customer base is concentrated with a small number of systems manufacturers. The Company's sales to its customers are generally governed by written agreements. Except with respect to the Company's agreement with Digital, none of these agreements obligates a customer to purchase any minimum volume of the Company's products, and these agreements are generally terminable at will by the customer.

      Sales of the Company's desktop products, which comprise a significant majority of its overall sales, were concentrated in several key customers during the fiscal year ended March 31, 1996 as sales to the top five customers of the Company represented 44% of total sales, of which 11% represented sales to Apple and 12% represented sales to Compaq. Apple recently announced a significant layoff of personnel and restructuring of its business. As a result, it could become increasingly difficult for the Company to forecast accurately the demand for its products by Apple. In addition, the Company is unable to predict whether or not there will be any significant change in demand for Apple's or any of its other customers' products in the future. In the event that any such changes result in decreased demand for the Company's products, whether by loss or delays in orders, the Company would be materially adversely affected.

      Intensely Competitive Industry. The mass storage products industry in general, and the disk drive industry in particular, is characterized by intense competition which results in rapid price erosion, short product life cycles, and continuous introduction of new products offering increased levels of capacity and performance. Quantum faces direct competition from a number of companies, including Seagate, Western Digital, IBM and Maxtor. In February 1996, Seagate merged with Connor creating a company which is the world's largest disk drive manufacturer. There can be no assurance that the Company can compete effectively with these or any other companies, and the Company is unable to predict the effect, if any, that the Seagate/Conner merger may have on the Company's business. In the event the Company is unable to compete effectively with these or any other companies, the Company's business, financial condition or results of operations could be materially adversely affected.

      In the market for desktop products, Quantum competes primarily with Seagate, Western Digital and Maxtor. Quantum and its competitors have developed and are developing a number of products targeted at particular segments of this market, such as home PC buyers, and factors such as time to market can have a significant effect on the success of any particular product. The desktop market is characterized by more competitors and shorter product life cycles than the hard disk drive market in general.

      The Company faces competition in the high-capacity disk drive market primarily from Seagate and IBM. Seagate has the largest share of the market for high-capacity disk drives. Although the same competitive factors generally applicable to the overall disk drive industry apply to high-capacity disk drives, the Company believes that the performance and quality of its products are more important in this segment than in the desktop market. In connection with the Company's recently announced transition of its manufacturing activities to MKE, the Company has been able to focus its product development efforts more closely on certain key products. The Company's success in the high-capacity market during the foreseeable future is dependent on the successful development, timely introduction and market acceptance of these key products, as to which there can be no assurance.

      In the market for tape drives, the Company competes with a large number of companies, including Exabyte Corporation. During 1995, the Company experienced increasing market acceptance of its tape drive products. However, a number of competitors have announced or already introduced tape drive product offerings and the market could become significantly more competitive during 1996. As a result, the Company could experience increased price competition. If price competition occurs, the Company may be forced to lower prices and there can be no assurance as to the amount or extent of such reductions or its effect on the Company.

      Finally, the Company's customers could commence the manufacture of disk and tape drives for their own use or for sale to others. Any such loss of customers could have a material adverse effect on the Company.

      Intellectual Property Matters. The hard disk drive industry has been characterized by significant litigation relating to patent and other intellectual property rights. The Company is from time to time approached by companies and individuals alleging Quantum's need for a license under patented technology that Quantum assertedly uses. There can be no assurance that licenses to any such technology, if required, could be obtained on commercially reasonable terms or at all. Adverse resolution of any intellectual property litigation could subject the Company to substantial liabilities and require it to refrain from manufacturing certain products. In addition, the costs of engaging in such litigation may be substantial, regardless of the outcome.

      Future Capital Needs. The mass storage business is capital-intensive and competitive. Although the Company is in the process of transitioning the manufacturing of all of its hard disk drive products to MKE, the Company believes that in order to remain competitive in the mass storage business, it will need significant additional financial resources over the next several years for capital expenditures, working capital and research and development. The Company believes that it will be able to fund these capital requirements from a combination of the proceeds of the Note Offering, existing cash balances, cash flow from operations and funds available under its credit facilities. However, in the event the Company decides to increase its capital expenditures further or sooner than presently contemplated, or if results of operations do not meet the Company's expectations, the Company will require additional debt or equity financing. There can be no assurance that such additional funds will be available to the Company or, if available, will be available on favorable terms. In addition, the Company may require additional capital for other purposes not presently contemplated by the Company. If the Company is unable to obtain sufficient capital, it could be required to curtail its capital equipment and research and development expenditures, which could adversely affect the Company's future operations and competitive position.

      Possible Volatility of Stock Price. The market price of the Company's Common Stock has been, and may continue to be, extremely volatile. Factors such as new product announcements by the Company or its competitors, quarterly fluctuations in the operating results of the Company, its competitors and other technology companies and general conditions in the computer market may have a significant impact on the market price of the Common Stock. In particular, if the Company were to report operating results that did not meet the expectations of research analysts, the market price of the Common Stock could be materially adversely affected. In addition, the stock market has recently experienced substantial price and volume fluctuations, which have particularly affected the market prices of the stock of many high technology companies.

                  SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

      The Selling Stockholders are those individuals and entities who will from time to time hold the Shares. The Notes are convertible at any time after June 16, 1996 through the close of business on March 1, 2003, subject to prior redemption, into shares of Common Stock at a price of $22.32 per share, subject to adjustment under certain circumstances specified in the Indenture. Accordingly, the number of Shares of Common Stock issuable upon conversion may change. As of the date of this Prospectus, the aggregate principal amount of Notes outstanding is $241,350,000, which may be converted into 10,813,172 shares of Common Stock.

      Pursuant to a Registration Rights Agreement dated February 15, 1996
(the "Registration Rights Agreement") between the Company and the initial purchasers named therein entered into in connection with the Note Offering, the Company has filed with the Commission under the Securities Act a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time and has agreed to use its reasonable efforts to keep such Registration Statement effective until the earlier of (i) March 18, 1999 or (ii) such date as all of the Shares have been either resold pursuant to the Registration Statement, resold to the public pursuant to Rule 144 of the Securities Act or eligible for resale pursuant to Rule 144(k) of the Securities Act. Pursuant to the Registration Rights Agreement, the Company has the right to suspend the use of this Prospectus for the sale of Shares under certain circumstances for up to a period not to exceed thirty (30) days in any three month period or two periods not to exceed an aggregate of 60 days in any 12 month period under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events.

      As of the date of this Prospectus, none of the Notes have been converted, and as a result, the Company is not aware of any proposed Selling Stockholder. Such Selling Stockholders will be qualified institutional buyers within the meaning of Rule 144A of the Securities Act, institutional accredited investors within the meaning of Rule 501 of the Securities Act or non-U.S. persons within the meaning of Regulation S under the Securities Act. Prior to any use of this Prospectus for resale of the Shares registered herein, this Prospectus will be amended or supplemented to set forth the name of the Selling Stockholder, the number of Shares beneficially owned by such Selling Stockholder, and the number of Shares to be offered for resale by such Selling Stockholder. The supplemented or amended Prospectus will also disclose whether any Selling Stockholder selling in connection with such supplemented or amended Prospectus has held any position or office with, been employed by or otherwise had a material relationship with, the Company or any of its affiliates during the three years prior to the date of the supplemented or amended Prospectus.

      Each of the Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made in the over-the-counter market or otherwise, at market prices prevailing at the time of the sale, at prices related to the then prevailing market prices or in negotiated transactions, including pursuant to an underwritten offering or pursuant to one or more of the following methods: (a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers.

      In connection with the sale of Shares, Selling Stockholders may engage broker-dealers who in turn may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. In addition, underwriters or agents may receive compensation from the Selling Stockholders or from purchasers of the Shares for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Shares to or through dealers, such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they act as agents. Underwriters, dealers and agents that participate in the distribution of Shares may be deemed to be underwriters and any discounts or commissions received by them from the Selling Stockholders and any profit on the resale of Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Selling Stockholders will be described, in the applicable Prospectus supplement.

      The Company and the Selling Stockholders have agreed to indemnify each other against certain liabilities arising under the Securities Act. The Company has agreed to pay all expenses incident to the offer and sale of the Shares by the Selling Stockholders to the public, other than selling expenses incurred by the Selling Stockholder and registration expenses to the extent that the Company is prohibited from paying for such expenses on behalf of the Selling Stockholders by applicable Blue Sky laws.

                                  LEGAL MATTERS

      The validity of the Common Stock being offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                     EXPERTS

      The consolidated financial statements of Quantum Corporation, included in Quantum Corporation's Annual Report (Form 10-K) for the year ended March 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                               QUANTUM CORPORATION

                       REGISTRATION STATEMENT ON FORM S-3

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item Number

ITEM 14       OTHER EXPENSES OF REGISTRATION AND DISTRIBUTION.

      The following table sets forth the estimated expenses of the Registrant in connection with the offering described in this Registration Statement.

         Securities and Exchange Commission registration fee..    $ 83,225
         Accountants' fees....................................    $  8,000
         Legal fees...........................................    $ 15,000
         Miscellaneous........................................    $  4,775
                                                                 ---------
         Total  ..............................................    $111,000


ITEM 15       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 145 of the Delaware General Corporation Law authorizes a corporation to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Section 11 of the Registrant's Restated Certificate of Incorporation provides for indemnification of its directors against the Registrant or its Stockholders to the maximum extent permitted by the Delaware General Corporation Law for monetary damages for breach of fiduciary duty as a director. Article VI of the Company's Bylaws, as amended, permits the Company to indemnify directors, officers, employees and agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors.

ITEM 16       EXHIBITS.

EXHIBIT
NUMBER
- -------

5.1 Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to legality of securities being registered..

23.1          Consent of Ernst & Young LLP, independent auditors.

23.2          Consent of Counsel (contained in Exhibit 5.1 hereto).

24.1          Power of Attorney (contained on Page II-3).

ITEM 17           UNDERTAKINGS.

      1.      The undersigned registrant hereby undertakes:

              (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                       (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                       (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                       (iii) to include any material information with respect to
                             the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         provided, however, that the undertakings set forth in paragraph (i) and
         (ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

              (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      2. The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 8th day of May, 1996.

                                   QUANTUM CORPORATION
                                   /s/ Michael A. Brown
                                   _____________________________________________
                                   Michael A. Brown
                                   President and Chief Executive Officer
                                   (Principal Executive Officer)

                                POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints, jointly and severally, Michael A. Brown and Andrew Kryder his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-3 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

    Signature                           Title                          Date
- -------------------------  --------------------------------------   -----------

/s/ Michael A. Brown       President, Chief Executive Officer and   May 8, 1996
- -------------------------  Director (Principal Executive Officer)
Michael A. Brown

/s/ Joseph T. Rodgers      Executive Vice President, Finance and    May 8, 1996
- -------------------------  Chief Financial Officer
Joseph T. Rodgers          (Principal Financial Officer and
                           Principal Accounting Officer)


/s/ Edward M. Esber        Director                                 May 8, 1996
- -------------------------
Edward M. Esber


/s/ David A. Brown         Director                                 May 8, 1996
- -------------------------
David A. Brown


/s/ Stephen M. Berkley     Director                                 May 8, 1996
- -------------------------
Stephen M. Berkley


/s/ Robert J. Casale       Director                                 May 8, 1996
- -------------------------
Robert J. Casale


/s/ Steven C. Wheelwright  Director                                 May 8, 1996
- -------------------------
Steven C. Wheelwright

                               QUANTUM CORPORATION

                       REGISTRATION STATEMENT ON FORM S-3

                                INDEX TO EXHIBITS

                                                                                    Sequentially
Exhibit                                                                               Numbered
 Number                   Description                                                   Page
- -------   ----------------------------------------------------------------------    -------------
  5.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation,
          as to legality of securities being registered........................

  23.1    Consent of Counsel (contained in Exhibit 5.1 above)...................

  23.2    Consent of Ernst & Young LLP, independent auditors....................

  24.1    Power of Attorney (see page II-3).....................................